                                  EXHIBIT 10.27

          Standard Form of Agreements Between Owner and Design/Builder,
               effective as of January 15, 2002, between registrant
                 and SPEC Process Engineering & Construction, as
                                 Design/Builder

                      AIA Document A191 - Electronic Format

                       Standard Form of Agreements Between
                            Owner and Design/Builder

THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES; CONSULTATION WITH AN ATTORNEY IS ENCOURAGED WITH RESPECT TO ITS USE, COMPLETION OR MODIFICATION. AUTHENTICATION OF THIS ELECTRONICALLY DRAFTED AIA DOCUMENT MAY BE MADE BY USING AIA DOCUMENT D401.

                                  1996 EDITION
--------------------------------------------------------------------------------

                                TABLE OF ARTICLES

                                PART 1 AGREEMENT

1.  Design/Builder                                            6.  Dispute Resolution - Mediation and Arbitration
2.  Owner                                                     7.  Miscellaneous Provisions
3.  Ownership and Use of Documents and Electronic Data        8.  Termination of the Agreement
4.  Time                                                      9.  Basis of Compensation
5.  Payments                                                 10.  Other Conditions and Services

                                PART 2 AGREEMENT
1.  General Provisions                                        8.  Changes in the Work
2.  Owner                                                     9.  Correction of Work
3.  Design/Builder                                           10.  Dispute Resolution - Mediation and Arbitration
4.  Time                                                     11.  Miscellaneous Provisions
5.  Payments                                                 12.  Termination of the Agreement
6.  Protection of Persons and Property                       13.  Basis of Compensation
7.  Insurance and Bonds                                      14.  Other Conditions and Services

--------------------------------------------------------------------------------
                      AIA Document A191 - Electronic Format

                       Standard Form of Agreements Between
                            Owner and Design/Builder

THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES; CONSULTATION WITH AN ATTORNEY IS ENCOURAGED WITH RESPECT TO ITS USE, COMPLETION OR MODIFICATION. AUTHENTICATION OF THIS ELECTRONICALLY DRAFTED AIA DOCUMENT MAY BE MADE BY USING AIA DOCUMENT D401.

This document comprises two separate Agreements: Part 1 Agreement and Part 2 Agreement. Before executing the Part 1 Agreement, the parties should reach substantial agreement on the Part 2 Agreement. To the extent referenced in these Agreements, subordinate parallel agreements to A191consist of AIA Document A491, Standard Form of Agreements Between Design/Builder and Contractor, and AIA Document B901, Standard Form of Agreements Between Design/Builder and Architect.

Copyright 1985, (C)1996 The American Institute of Architects, 1735 New York Avenue, NW, Washington, DC 20006-5292. Reproduction of the material herein or substantial quotation of its provisions without the written permission of the AIA violates the copyright laws of the United States and will subject the violator to legal prosecution.

                                PART 1 AGREEMENT

                                  1996 EDITION
--------------------------------------------------------------------------------
AGREEMENT
made as of the fifteenth day of January in the year of 2002.

BETWEEN the Owner:
Mykrolis Corporation
129 Concord Road, Building #2
Billerica Ma. 01821

and the Design/Builder
SPEC Process Engineering & Construction
17 A Street
Burlington, MA 01803

For the following Project:
(Include Project name, location and a summary description.)
Project Name:      Mykrolis Corporate Headquarters Manufacturing and Lab Fitout
Project Location:  129 Concord Road Building #2 Billerica, Ma. 01821
Project Summary:   The complete design and construction of manufacturing and lab space within the existing building. Modifications will be made to the building's architectural, mechanical, plumbing, electrical and computer systems in order to accommodate the relocation of liquid filter manufacturing and laboratory facilities into the building.

The architectural services described in Article 1 will be provided by the following person or entity that is lawfully licensed to practice architecture in
Massachusetts:
Ann Myers
17 A Street
Burlington, MA 01803

Reg# MA 10071                       Employee of Design/Builder

Normal structural, mechanical and electrical engineering services will be provided by the following persons or entities that are lawfully licensed to practice engineering in Massachusetts:

(Name, address and discipline)              (Registration Number)               (Relationship to Design/Builder)
Timothy Curran                              MA #34711 Mechanical                Employee
As Above

Ron Buia and Associates                     MA #29334 Electrical                Subcontractor
1 Locksley Road
Lawrence, MA 01843

The Owner and the Design/Builder agree as set forth below.

                     TERMS AND CONDITIONS - PART 1 AGREEMENT

                                    ARTICLE 1

                                 DESIGN/BUILDER

1.1  SERVICES

1.1.1 Preliminary design, budget, and schedule comprise the services required to accomplish the preparation and submission of the Guaranteed Maximum Price Proposal ("GMP Proposal") as well as the preparation and submission of any modifications to the GMP Proposal prior to the execution of the Part 2 Agreement.

1.1.2 The Owner, with the assistance of the Design /Builder, shall develop a Project Program that establishes the scope of Work for the Project. The Project Program will be based on information furnished by the Owner as described in Paragraph 2.1 of this Part 1 Agreement. The Owner will approve, and the Design/Builder will accept, the completed Project Program. The Design/Builder will base its GMP Proposal on the requirements contained in the Project Program. Any Project change requested by the Owner which is inconsistent with, or is in addition to, the requirements described in the approved and accepted Project Program, and which results in any additional design, consulting, or administrative expenses shall be approved by the Owner in advance, in writing. The Design/Builder shall be entitled to additional compensation as mutually agreed between the parties to complete these services as described in Paragraph 9.2.

1.2   RESPONSIBILITIES

1.2.1 Design services required by this Part 1 Agreement shall be performed by qualified architects and other design professionals duly licensed by all appropriate and necessary licensing authorities of the Commonwealth of Massachusetts. Such architects and other design professionals shall be retained by the Design/Builder however the contractual obligations of such professional persons or entities are undertaken and performed in the best interest of the Owner.

1.2.2 The agreements between the Design/Builder and any subcontracted design professionals shall be in writing. These agreements, including financial arrangements with respect to this Project, shall be promptly and fully disclosed to the Owner upon request. Design/Builder shall not enter any agreement with any such subcontracted design professsionals, or other subcontractor(s) of any type, that are not duly licensed by all necessary and appropriate licensing authorities of the Commonwealth of Mass. Moreover, Owner shall be informed of the identity and qualifications of any subcontractor(s) proposed by Design/Builder to render any service under the Agreement between the parties and shall have the option of rejecting same.

1.2.3 Construction budgets shall be prepared by qualified professionals, cost estimators or contractors retained by Design/Builder and acting in the best interest of the Owner.

1.2.4 The Design/Builder shall be responsible to the Owner for any and all acts and omissions of the Design/Builder's employees, agents, representatives, or subcontractors and their agents and employees, and other persons, including the Architect and other design professionals, performing any portion of the Design/Builder's obligations under this Part 1 Agreement and Design/Builder shall defend, hold harmless and fully indemnify Owner from and against any and all claims, demands, damages, losses, liabilities, costs or expenses of whatever nature (including settlement costs and attorneys fees) arising out of or related to any and all claims by or on behalf of them, or arising out of or related to any of their, or its, acts or omissions.

1.2.5 If the Design/Builder believes or is advised by the Architect or by another design professional including an Architect, retained by the Design/Builder to provide services on the Project that implementation of any instruction received from the Owner would cause a violation of any applicable law, the Design/Builder shall notify the Owner in writing and the parties shall make good faith efforts, and work together, to identify commercially reasonable alternatives to such instruction. Neither the Design/Builder nor the Architect shall be obligated to perform any act that either believes will violate any applicable law. Nothing contained in this Part 1 Agreement, or in any other document, shall create a contractual relationship between the Owner and any person or entity other than the Design/Builder.

1.2.6 Design/Builder warrants that all services which it provides to Owner under this Part 1 Agreement shall be performed in a professional and workmanlike manner, and in accordance with those standards generally recognized in the profession and industry relevant to the applicable service, and further that all such services shall not infringe upon the intellectual property rights of any third party. Design/Builder shall correct and remedy immediately, at its sole cost and expense, any work or service which is faulty, defective, or in any way does not meet such generally recognized professional standards or that infringes another's rights.

1.3   BASIC SERVICES

1.3.1 The Design/Builder shall work with the Owner to develop a complete description of the services to be rendered by the Design/Builder, and the Design/Builder shall then develop a Project Program which shall consist of an Owner approved building layout, schematics of major mechanical and electrical systems, room program sheets, and other documentation which describes the overall intent of the Project.

     1. The Design/Builder shall review and comment on written materials submitted by the Owner describing the Owner's Project requirements.

     2. The Design/Builder shall, within ten (10) working days of the execution of this Agreement, arrange and attend a meeting with the Owner to discuss any Project requirements that the Owner chooses to communicate to the Design/Builder verbally. The Design/Builder shall prepare written minutes of this meeting for the Owner's review and comment. The Design/Builder shall revise the meeting minutes as directed by the Owner.

     3. The Design/Builder and the Owner shall meet to discuss the scope of Work for the Project based on the budget and the information concerning Project requirements furnished by the Owner. The Design/Builder shall prepare the written Project Program for the Owner's review and comment. The Design/Builder shall revise the Project Program as directed by the Owner.

     4. The Design/Builder shall accept, in writing, the completed Project Program approved by the Owner prior to completing preliminary designs which shall be included as part of Design/Builder's GMP Proposal. The Design/Builder agrees to perform all services for Owner within the budget and schedule agreed to. If at any time following commencement of services by the Design/Builder, it believes that a change requested by the Owner will cause either the agreed budget or the agreed schedule to change, it shall immediately notify the Owner's designated representative in writing, including therein a description of the specific impact on schedule or budget if any and shall not undertake implementation of any such change without the written approval of the Owner.

1.3.2 The Design/Builder shall visit the site, become familiar with the local conditions, and correlate observable conditions with the requirements of the Project Program, schedule, and budget.

1.3.3 The Design/Builder shall review laws applicable to design and construction of the Project, correlate such laws with the Project Program requirements, and advise the Owner if any program requirement may cause a violation of such laws. Necessary changes to the Project Program shall be accomplished by appropriate written modification or disclosed as described in Paragraph 1.3.5.

1.3.4 The Design/Builder shall review with the Owner alternative approaches to design and construction of the Project.

1.3.5 The Design/Builder shall submit to the Owner a GMP Proposal. The GMP Proposal shall include the completed Preliminary Design Documents for the Manufacturing areas portion of the Project and substantially complete Design Documents for all other areas ("Design Documents"), a statement of the proposed contract sum, and a proposed schedule for completion of the Project. The Design Documents shall be based on the Project Program prepared by the Design/Builder as described above and shall consist of design drawings, outline specifications or other documents sufficient to establish the size, quality and character of the entire Project, its architectural, structural, mechanical, electrical, and process systems, and the materials and such other elements of the Project as may be appropriate. Any deviation of the Design Documents from the Project Program shall be disclosed in the GMP Proposal. If the Owner accepts the GMP Proposal, the parties shall then execute the Part 2 Agreement. Any Owner approved modification to the GMP Proposal following acceptance by the Owner and made before execution of the Part 2 Agreement shall be recorded in writing and shall be identified appropriately in the Contract Documents of the Part 2 Agreement.

1.4       ADDITIONAL SERVICES

1.4.1 The Additional Services described under this Paragraph 1.4 shall be provided by the Design/Builder and paid for by the Owner if authorized or confirmed in writing by the Owner.

1.4.2 Making revisions in the Design Documents, budget or other documents when such revisions are:

     1. inconsistent with approvals or instructions previously given by the Owner, including revisions made necessary by adjustments in the Project Program;

     2. required by the enactment or revision of codes, laws or regulations subsequent to the preparation of such documents;

1.4.3 When authorized in writing by the Owner, the Design/Builder shall provide professional services to assist the Owner in the preparation of the program. Programming services may consist of:

     1. consulting with the Owner and other persons or entities not designated in this Part 1 Agreement to define the program requirements of the Project and to review the understanding of such requirements with the Owner;

     2. documentation of the applicable requirements necessary for the various Project functions or operations;

     3. providing a review and analysis of the functional and organizational relationships, requirements, and objectives for the Project;

     4. setting forth a written program of requirements for the Owner's approval which summarizes the Owner's objectives, schedule, constraints, and criteria.

1.4.4     Providing financial feasibility or other special studies.

1.4.5 Providing planning surveys, site evaluations or comparative studies of prospective sites.

1.4.6 Providing special surveys, environmental studies, and submissions required for approvals of governmental authorities or others having jurisdiction over the Project.

1.4.7 Providing services relative to future facilities, systems and equipment.

1.4.8 Providing services at the Owner's specific request to perform detailed investigations of existing conditions or facilities or to make measured drawings thereof.

1.4.9 Providing services at the Owner's specific request to verify the accuracy of drawings or other information furnished by the Owner.

1.4.10 Coordinating services in connection with the work of separate persons or entities retained by the Owner, subsequent to the execution of this Part 1 Agreement.

1.4.11    Providing analyses of owning and operating costs.

1.4.12 Providing interior design and other similar services required for or in connection with the selection, procurement or installation of furniture, furnishings and related equipment.

1.4.13    Providing services for planning tenant or rental spaces.

1.4.14 Making investigations, inventories of materials or equipment, or valuations and detailed appraisals of existing facilities.

                                    ARTICLE 2
                                      OWNER

2.1       RESPONSIBILITIES

2.1.1 Within ten (10) days of the execution of this Agreement, the Owner shall provide the Design/Builder with information describing the Owner's Project requirements examples of such information being identified below:

     1. The Owner's overall objectives, limitations and criteria for the Project;

     2. Human, vehicular and material flow patterns that characterize the services that the Owner will provide;

     3. Tasks performed by each operating unit that will be accommodated at the Project, an estimate of each unit's overall space requirements and a description of how each unit must work with other operating units;

     4. A list of the job titles and number of personnel assigned to each unit, and a description of the amount and type of space required by each;

     5. A description of any special processes conducted by the Owner, including flow diagrams, personnel requirements and the relationship of each process to other processes that will be conducted at the Project;

     6. A list of all equipment and systems that will be located in the Project, including the size and dimensions of each item of equipment, and the relationship of each item of equipment to other equipment, processes and personnel;

     7.   Overall utility requirements for the Project;

     8.   Special utility requirements for equipment and processes;

     9.   Site requirements;

     10.  Security criteria;

     11.  Communications requirements;

     12.  Requirements for future expansion or alteration;

     13. A description of existing utility characteristics and utility availability to enable the design builder to property design and construct the Project;

     14. And any other criteria that the owner determines must be addressed in the scope of the project.

Immediately after executing this Part 1 Agreement, the Owner shall notify the Design/Builder whether it intends to provide the information concerning its Project requirements in written or in verbal form. If the Owner notifies the Design/Builder that it will provide any information concerning its Project requirements verbally, the Owner will attend a meeting arranged by the Design/Builder to discuss its Project requirements. The Owner will review and comment on meeting minutes prepared by the Design/Builder describing the Owner's Project requirements within five (5) working days of receiving such meeting minutes from the Design/Builder. The Owner shall approve, in writing, meeting minutes revised to reflect the Owner's Project requirements.

2.1.2 The Owner shall establish and update an overall budget for the Project, including reasonable contingencies. This budget shall not constitute the contract sum.

2.1.3 The Owner shall designate a representative authorized to act on the Owner's behalf with respect to the Project. The Owner or such authorized representative shall render decisions in a timely manner pertaining to documents submitted by the Design/Builder in order to avoid unreasonable delay in the orderly and sequential progress of the Design/Builder's services. The Owner may obtain independent review of the documents by a separate architect, engineer, contractor, or cost estimator under contract to or employed by the Owner. Such independent review shall be undertaken at the Owner's expense in a timely manner and shall not delay the orderly progress of the Design/Builder's services. Additionally, the Owner will reimburse the Design/Builder for any reasonable, previously approved additional costs incurred by the Design/Builder in the support of an independent review.

2.1.4 The Owner shall furnish surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a written legal description of the site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements, and adjoining property and structures; adjacent drainage; rights-of-way, restrict-tions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data pertaining to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All the information on the survey shall be referenced to a Project benchmark.

2.1.5 The Owner shall furnish the services of geotechnical engineers when such services are stipulated in this Part 1 Agreement, or reasonably deemed necessary by the Design/Builder. Such services may include but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, ground corrosion and resistivity tests, and necessary operations for anticipating subsoil conditions. The services of geotechnical engineer(s) or other consultants shall include preparation and submission of all appropriate reports and professional recommendations.

2.1.6 The Owner shall disclose, to the extent known to the Owner, the results and reports of prior tests, inspections or investigations conducted for the Project involving: structural or mechanical systems; chemical, air and water pollution; hazardous materials; or other environmental and subsurface conditions. The Owner shall disclose all information known to the Owner regarding the presence of pollutants at the Project's site. Disclosure by the Owner of any information contemplated by this section 2.1.6 is subject to the Design/Builder's execution of a separate confidentiality agreement in a form acceptable to the Owner.

2.1.7 The Owner shall furnish such auditing services as the Owner may require to verify the Design/Builder's Applications for Payment.

2.1.8 The Owner shall promptly obtain easements, zoning variances and legal authorizations regarding site utilization where essential to the execution of the Project Program.

2.1.9 Those services, information, surveys, and reports identified in Paragraphs 2.1.4 through 2.1.8 which are within the Owner's control may be furnished to the Design/Builder for informational purposes only and the Design/Builder shall not rely on the accuracy or completeness of any such information.

2.1.10 Design/Builder shall procure and maintain in full force and effect throughout the term of the Agreement, at its sole cost and expense, the following insurance coverages with an insurance carrier which is at least rated "A" by A.M.Best: a) General Liability: $5,000,000 General Aggregate and $5,000,000 Each Occurrence; Worker's Compensation: Statutory Limits; Errors and
Omissions: $5,000,000 per claim, and in the aggregate annually. If the Owner requires the Design/Builder to maintain any other special insurance coverage, policy, amendment, or rider not identified above, the Owner shall pay the additional cost thereof except as otherwise stipulated in this Part 1 Agreement.

2.1.11 The Owner shall communicate with persons or entities employed or retained by the Design/Builder through the Design/Builder, unless otherwise directed by the Design/Builder.

                                    ARTICLE 3
                         OWNERSHIP AND USE OF DOCUMENTS
                              AND ELECTRONIC DATA

3.1 Upon payment to the Design/Builder of all undisputed sums due hereunder or subsequently agreed to as part of this Part 1 Agreement, all drawings specifications and other documentation in whatever format prepared by the Design/Builder for the Project shall become the property of the Owner. The Design/Builder shall retain the originals of the drawings specifications and other documentation and shall provide Owner with one complete set of all documents. Drawings will be supplied in paper and electronic format and specifications will be provided in paper format. Except if the Design/Builder has defaulted in its obligations under this Part 1 Agreement, the Owner shall hold the Design/Builder and its Architect harmless and indemnify the Design/Builder and its Architect from and against all third party claims that may arise solely and directly out of the use of the Design/Builder prepared drawings and specifications by the Owner to construct or finalize the Project other than by utilization of the services of the Design/Builder.

3.2    Except if the Design/Builder has defaulted in its obligations under this
Part 1 Agreement, if the Part 2 Agreement is not executed, and the Owner proceeds with the Project using a third party, any use of the Part 1 Documents shall be at the Owners sole risk and liability.

3.3 If the Design/Builder defaults in the Design/Builder's obligations to the Owner, the Owner may use the drawings, specifications, and other documents and electronic data furnished by the Design/Builder for the completion of the Project and without obligation to the Design/Builder of any nature, conditioned upon the Owner's payment of all undisputed sums due Design/Builder for all services rendered up to the time of the default by the Design/Builder.

3.4 The Owner may submit or distribute the Design/Builder's documents to meet official regulatory requirements or for similar purposes in connection with the Project.

                                    ARTICLE 4
                                      TIME

4.1 Upon the request of the Owner, the Design/Builder shall prepare a schedule for the performance of the Basic and Additional Services which shall not exceed the time limits contained in Paragraph 10.1 and shall include allowances for periods of time required for the Owner's review and for approval of submissions by authorities having jurisdiction over the Project.

4.2 If the Design/Builder is delayed solely and directly by the Owner in the performance of services under this Part 1 Agreement through no fault of the Design/Builder, any applicable schedule shall be equitably adjusted and any direct costs reasonably associated with restarting the Project shall be the responsibility of the Owner.

                                    ARTICLE 5
                                    PAYMENTS

5.1 Payments for Basic Services, Additional Services, and Reimbursable Expenses provided for in this Part 1 Agreement shall be made monthly on the basis set forth in Article 9.

5.3 Within thirty (30) days of the Owner's receipt of a properly submitted and correct Application for Payment, the Owner shall make payment to the Design/Builder.

                                    ARTICLE 6
                         DISPUTE RESOLUTION - MEDIATION
                                 AND ARBITRATION

6.1 Subject to the terms of paragraph 6.2 below, claims, disputes or other matters in question between the parties to this Part 1 Agreement arising out of or relating to this Part 1 Agreement or breach thereof shall be subject to and decided by arbitration. Such arbitration shall be conducted in accordance with the Rules of the American Arbitration Association currently in effect.

6.2 In addition to and prior to arbitration, the parties shall first endeavor to settle all disputes by a meeting of their respective management. If the parties management do not agree within sixty (60) calendar days after reference of the matter to them, then the dispute shall be finally settled by arbitration as provided herein. The board of arbitrators shall be composed of three arbitrators. Each party shall appoint one arbitrator. The two arbitrators so designated shall designate the third arbitrator. If any party fails to choose an arbitrator within thirty (30) days after notice of commencement of arbitration, the American Arbitration Association shall, upon request of either party, appoint the arbitrator or arbitrators to constitute or complete the panel as the case may be. The arbitration shall be held in Boston Massachusetts.

6.3 Demand for arbitration shall be filed in writing with the other party to this Part 1 Agreement and with the American Arbitration Association. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of repose or limitations.

6.4 No arbitration arising out of or relating to this Part 1 Agreement shall include, by consolidation, joinder or in any other manner, an additional person or entity not a party to this Part 1 Agreement except by written consent containing a specific reference to this Part 1 Agreement signed by the Owner, the Design/Builder and all other persons or entities sought to be joined. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of any claim, dispute or other matter in question not described in the written consent or with a person or entity not named or described therein. The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by the parties to this Part 1 Agreement shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof. The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

6.5. Each party shall bear the cost of its own attorneys fees incurred in an arbitration proceeding and the arbitrators may not require one party to pay another party's costs, expenses, or attorney's fees.

6.6 No provision of this section shall limit the right of any party to an arbitration proceeding hereunder to exercise self-help remedies such as set-off, foreclosure or sale of any collateral or security, filing a notice of lien, or obtaining provisional or ancillary relief from a court with jurisdiction, including attachment or injunctive relief, either before, during or after the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not constitute a waiver by any party to seek arbitration hereunder.

                                    ARTICLE 7
                            MISCELLANEOUS PROVISIONS

7.1 This Part 1 Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without reference to its Conflict of Laws principles.

7.2 The Owner and the Design/Builder, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Part 1 Agreement and to the partners, successors and assigns of such other party with respect to all covenants of this Part 1 Agreement. Neither the Owner nor the Design/Builder shall assign this Part 1 Agreement without the written consent of the other.

7.3 Unless otherwise provided, neither the design for nor the cost of remediation of hazardous materials shall be the responsibility of the Design/Builder.

7.4 This Part 1 Agreement represents the entire and integrated agreement between the Owner and the Design/Builder and supersedes all prior negotiations, representations or agreements, either written or oral. This Part 1 Agreement may be amended only by written instrument signed by both the Owner and the Design/Builder.

7.5 Prior to the termination of the services of any Architect or design professional designated in this Part 1 Agreement, the Design/Builder shall identify to the Owner in writing another architect or design professional with respect to whom the Owner has no reasonable objection, who will provide the services originally to have been provided by the Architect or design professionals whose services are being terminated.

                                    ARTICLE 8
                          TERMINATION OF THE AGREEMENT

8.1 In the event of a material breach by either party to this Part 1 Agreement, which material breach is not cured within ten (10) calendar days of written notice setting forth the nature of the breach, then the non-breaching party may terminate this Part 1 Agreement upon written notice.

8.2 This Part 1 Agreement may be terminated by the Owner without cause upon at least seven (7) days' written notice to the Design/Builder.

8.3  In the event of termination of the Design/Builder in accordance with
Section 8.2 above, the Design/Builder shall be compensated for services performed in accordance with the terms of this Agreement to the termination date, together with Reimbursable Expenses then due.

                                    ARTICLE 9
                              BASIS OF COMPENSATION

The Owner shall compensate the Design/Builder in accordance with Article 5, Payments, and the other provisions of this Part 1 Agreement as described below.

9.1      COMPENSATION FOR BASIC SERVICES

9.1.1    FOR BASIC SERVICES, compensation shall be as follows:

9.1.2 Payments will be made by Owner based upon approved invoices sent by Design/Builder on a monthly basis which reflect the actual number of hours worked by Design/Builder on the Project and any actual bills received from subcontracts during that month. The total amount that Design/Builder shall invoice Owner and that Owner shall pay, in connection with any and all work and services provided under this Part 1 Agreement shall not exceed Two Hundred and Thirty Three Thousand Dollars ($233,000.00).

9.2      COMPENSATION FOR ADDITIONAL SERVICES

9.2.1 FOR ADDITIONAL SERVICES, compensation shall be as follows: Payments will be made by the Owner based upon approved invoices sent by the Design/Builder, that reflect the actual hours and expenses related to Additional Services. Any additional services must be approved in advance by the Owner and will be billed at the same manhour rates as basic services.

9.3 IF THE PARTIES AGREE IN WRITING THAT THE SCOPE of the Project is changed materially, the amount of compensation shall be equitably adjusted.

                                   ARTICLE 10
                          OTHER CONDITIONS AND SERVICES

10.1 The Basic Services to be performed shall be commenced on February 6, 2002 and, subject to authorized adjustments made in writing by the Owner, and to delays not caused by the Design/Builder which delays it could not reasonable anticipate or control, shall be completed by June 6, 2002. The Design/Builder's Basic Services consist of those described in Paragraph 1.3 as part of Basic Services, and include normal professional engineering and preliminary design services, unless otherwise indicated.

10.2     Services beyond those described in Paragraph 1.4 are as follows:
(Insert descriptions of other services, identify Additional Services included within Basic Compensation and modifications to the payment and compensation terms included in this Agreement.) None.

10.3 Documents describing the Owner's Project requirements, budget, and schedule are attached as follows, and are hereby incorporated herein:

         1.  Exhibit A - Project Program

                                   ARTICLE 11
                                 CONFIDENTIALITY

11.1 This Agreement, its content, any corresponding documents, any and all information concerning Owner's business and its operations, whether in tangible form or otherwise, which Design/Builder learns in connection with performance of services under this Agreement, is confidential and proprietary information of Owner. Design/Builder agrees to maintain and keep all such information in confidence and not to disclose it to a third party or use such information for any purpose, except as authorized by Owner for the performance of this Agreement. Design/Builder shall require and insure that any subcontractor, agent, or representative of Design/Builder performing any services in connection with this Agreement has entered a written agreement with it to maintain Owner's information in confidence. Design/Builder shall return all confidential and proprietary information of Owner, and copies thereof, upon termination of this Agreement or upon request of Owner at any time.

This Agreement entered into as of the day and year first written above.

  /s/ Fred E. Faulkner                         /s/ Robert Hubert
-------------------------------------        ---------------------------------
OWNER (Signature)                            DESIGN/BUILDER (Signature)

  Fred E. Faulkner, VP  OPS                    Robert Hubert, President
-------------------------------------        ---------------------------------
(Printed name and title)                     (Printed name and title)

                      AIA Document A191 - Electronic Format

                       Standard Form of Agreement Between
                            Owner and Design/Builder

THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES; CONSULTATION WITH AN ATTORNEY IS ENCOURAGED WITH RESPECT TO ITS USE, COMPLETION OR MODIFICATION. AUTHENTICATION OF THIS ELECTRONICALLY DRAFTED AIA DOCUMENT MAY BE MADE BY USING AIA DOCUMENT D401.

This document comprises two separate Agreements: Part 1 Agreement and Part 2 Agreement. To the extent referenced in these Agreements, subordinate parallel agreements to A191 consist of AIA Document A491, Standard Form of Agreements Between Design/Builder and Contractor, and AIA Document B901, Standard Form of Agreements Between Design/Builder and Architect.

Copyright 1985, (C)1996 The American Institute of Architects, 1735 New York Avenue, NW, Washington, DC 20006-5292. Reproduction of the material herein or substantial quotation of its provisions without the written permission of the AIA violates the copyright laws of the United States and will subject the violator to legal prosecution.

                                PART 2 AGREEMENT
                                  1996 EDITION

AGREEMENT
made as of the first day of June in the year of 2002.

BETWEEN the Owner:
Mykrolis Corporation
129 Concord Road, Building #2
Billerica, MA 01821

SPEC Process Engineering & Construction
17 A Street
Burlington, MA 01803

Who hereafter may be collectively referred to as the parties to this Agreement or, in the singular, a party to this Agreement.

For the following Project:
The complete design and construction of manufacturing and lab space within the existing building occupied by Owner and located at 129 Concord Road Building #2, Billerica Ma.

The architectural services described in Article 3 will be provided by the following person or entity that is lawfully licensed to practice architecture in
Massachusetts:

Ann Myers
17 A Street
Burlington, MA 01803

Reg# MA 10071              Employee of Design/Builder

Normal structural, mechanical and electrical engineering services will be provided by the following persons or entities that are lawfully licensed to practice engineering in Massachusetts:

(Name, address and discipline)    (Registration Number)      (Relationship to
                                                             Design/Builder)

Timothy Curran                    MA #34711 Mechanical       Employee
As Above

Ron Buia and Associates           MA #29334 Electrical       Subcontractor
1 Locksley Road
Lawrence, MA  01843

The Owner and the Design/Builder agree as set forth below.


                     TERMS AND CONDITIONS - PART 2 AGREEMENT

                                    ARTICLE 1
                               GENERAL PROVISIONS

1.1    BASIC DEFINITIONS

1.1.1 The Contract Documents consist of the Part 1 Agreement, this Part 2 Agreement, the GMP Proposal (as defined in the Part 1 Agreement) including the Preliminary Design Documents, and any other document prepared by the Design/Builder specifically listed in Paragraph 14.5 of this Agreement. The Contract Documents are based on a Project Program developed by the Design/Builder based in part on information furnished by the Owner, approved by the Owner and accepted by the Design/Builder as described in the Part 1 Agreement. The Contract Documents, and the Contract Documents alone, describe the Work that is specified in the GMP Proposal and included in the Guaranteed Maximum Price. Except for Changes in the Work, executed as required by Article 8 of this Agreement, no other information, written or verbal, regardless of date prepared, is included in the Work (as herein-below defined) or the Guaranteed Maximum Price.

   1. The Owner has reviewed and approved the Work described in the Contract Documents. To the best of the Owner's belief, the Work, including any perfor-mance criteria described in the GMP Proposal, will satisfy the Owner's requirements as described in the Project Program. Nevertheless and notwithstanding such review and approval by Owner, the Owner is relying upon the expertise and knowledge of the Design/Builder and for which the Design/Builder is compen-sated hereunder and under the Part 1 Agreement, to insure that the Contract Documents will and do satisfy the Owner's requirements. The cost of any change in the design or construction necessary to ensure compliance with the requirements included in the accepted Contract Documents shall be the responsibility of the Design/Builder. Such costs will be deducted from the Project Contingency Account as described in Article 13 of this Part 2 Agreement.

   2. Any change in the Work requested by the Owner that deviates from the specific requirements described in the accepted Contract Documents, will be undertaken at the Owner's sole ex-pense. A Change Order or Construction Change Directive, as described in Article 8 of this Agreement, will be executed for all such changes in the work.

1.1.2 The term "Work" means the construction and services to be provided by the Design/Builder to fulfill the Design/Builder's obligations as specified in the GMP Proposal, this Part 2 Agreement, and the other Contract Documents.

1.2    EXECUTION, CORRELATION AND INTENT

1.2.1 It is the intent of the Owner and Design/Builder that the Contract Documents include all items necessary for proper execution and completion of the Work. The Contract Documents are complementary, and what is required by one shall be as binding as if required by all; performance by the Design/Builder shall be required consistent with and reasonably inferable from the Contract Documents as being necessary to produce the intended results. Words that have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

1.2.2 If the Design/Builder believes or is advised by a design professional, including an Architect, retained by the Design/Builder to provide services on the Project that implementation of any instruction received from the Owner would cause a violation of any applicable law, the Design/Builder shall notify the Owner in writing and the parties shall make good faith efforts, and work together, to identify commercially reasonable alternatives to such instruction. Neither the Design/Builder nor the Architect shall be obligated to perform any act that either believes will violate any applicable law.

1.2.3 Nothing contained in this Part 2 Agreement shall create a contractual relationship between the Owner and any person or entity other than the Design/Builder.

1.3    OWNERSHIP AND USE OF DOCUMENTS

1.3.1 Upon payment to the Design/Builder of all undisputed sums due hereunder or subsequently agreed to as part of this Agreement, all drawings, in paper and electronic format, and specifications, in paper format, and other documentation in whatever format, prepared by the Design/Builder and its design subcontractors for the construction of the Project shall become the exclusive property of the Owner. The Design/Builder shall retain the originals of the drawings and specifications and shall provide Owner with one complete set of documents in connection with the use of the drawings and specifications for the construction of the Project. Except if the Design/Builder has defaulted in its obligations under this Part 2 Agreement, the Owner shall defend and hold the Design/Builder and its design subcontractors harmless and indemnify the Design/Builder and its design subcontractors from and against all claims that may arise solely and directly out of the use of the Design/Builder designed drawings and specifications by the Owner to construct or finalize the Project other than by utilization of the services of the Design/Builder.

1.3.2 If the Design/Builder defaults in the Design/Builder's obligations to the Owner, the Owner may use the drawings, specifications, and other documents and electronic data fur-nished by the Design/Builder for the completion of the Project, without obligation to the Design/ Builder of any nature.

                                    ARTICLE 2
                                      OWNER

2.1 With the execution of this Part 2 Agreement, the Owner shall designate a representative authorized to act on the Owner's behalf with respect to the Project. The Owner or such authorized representative shall examine docu-ments submitted by the Design/Builder and shall render decisions in a timely manner and in accordance with the schedule accepted by the Owner. The Owner may obtain independent review of the Contract Documents by a separate architect, engineer, contractor or cost estimator under contract to or employed by the Owner. Such independent review shall be undertaken at the Owner's expense in a timely manner and shall not delay the orderly progress of the Work.

2.2 The Owner may appoint an on-site project representative to observe the Work and to have such other responsibilities as the Owner and Design/Builder agree in writing.

2.3 The Owner shall cooperate with the Design/Builder in securing building and other permits, licenses and inspections. The Owner shall not be required to pay the fees for such permits, licenses and inspections unless the cost of such fees is excluded from the Design/Builder's Proposal.

2.4 The Owner shall furnish services of land surveyors, geotechnical engineers and other consultants for subsoil, air and water conditions, in addition to those provided under the Part 1 Agreement, when such services are deemed necessary by the Design/Builder to properly carry out the design services required by this Part 2 Agreement.

              a. The Owner shall disclose, to the extent known to the Owner, the results and reports of prior tests, inspections or investigations conducted for the Project involving: structural or mech-anical systems; chemical, air and water pollution; hazardous materials; or other environ-mental and subsurface condi-tions. The Owner shall disclose all information known to the Owner regarding the presence of pollutants at the Project's site. Disclosure by the Owner of any information contemplated by this section 2.4 is subject to the Design/Builder's execution of a separate confidentiality agreement in a form acceptable to the Owner.

              b. In the course of providing services under this Agreement, Design/Builder agrees not to undertake any subsurface activities of any nature, at any time, without first providing Owner with advance written notice of such intended activity, and then consulting with Owner and any representative(s) of Owner (including, but not limited to licensed Environmental Site Professionals) concerning recommended means and methods for undertaking any such subsurface activities. Design/Builder further agrees to, and shall, protect, indemnify, defend and hold harmless Owner, Owner's employees, agents, invitees, officers, directors and employees from and against any breach by Design/Builder of this obligation.

2.6 The Owner shall furnish such auditing services as the Owner may require to verify the Design/Builder's Applications for Payment.

2.6.1  Those services, information, surveys and reports identified in Paragraph
2.4 above may be furnished to the Design/Builder for informational purposes only and the Design/Builder shall not rely on the accuracy or completeness of any such information.

2.8 Design/Builder shall procure and maintain in full force and effect throughout the term of this Part 2 Agreement, at its sole cost and expense, the insurance coverages identified at Article 7 below. If the Owner requires the Design/Builder to maintain any other special insurance coverage, policy, amendment, or rider, the Owner shall pay the additional cost thereof, except as otherwise stipulated in this Part 2 Agreement.

2.9 If the Owner observes or otherwise becomes aware of a fault or defect in the Work or nonconformity with the Design/Builder's Proposal or the Construction Documents, the Owner shall make reasonable efforts to give prompt written notice thereof to the Design/Builder.

2.10 The Owner shall communicate with persons or entities employed or retained by the Design/Builder through the Design/Builder, unless otherwise directed by the Design/Builder.

2.11 The Owner may review all detailed design drawings and specifications (including P&IDs, PFDs, Mechanical, Electrical, Plumbing and Architectural drawings and specifications) prepared subsequent to the completion of the Contract Documents. The Owner shall send written notification to the Design/Builder when it has completed the review. Such notice shall include a specific description of any deviation of the detailed drawings and specifications from the Contract Documents that the Owner may have determined. The Owner shall complete its review and request any revisions within ten (10) days after the receipt of the detailed drawings and specifications. If the Owner requests additional time to review the detailed drawings and specifications, the Design/Builder may be entitled to additional compensation if it incurs costs solely and directly attributable to such delay.

                                    ARTICLE 3
                                 DESIGN/BUILDER

3.1    SERVICES AND RESPONSIBILITIES

3.1.1 Design services required by this Part 2 Agreement shall be performed by qualified design professionals (including Architects) duly licensed by all appropriate and necessary licensing authorities of the Commonwealth of Massachusetts. Such design professionals shall be retained by the Design/Builder however the professional obligations of such professional persons or entities are undertaken and performed in the interest of the Owner.

3.1.2 The agreements between the Design/Builder and any subcontracted design professionals, shall be in writing. These agreements, including financial arrangements with respect to this Project, shall be promptly and fully disclosed to the Owner upon request. Design/Builder shall not enter any agreement with any such subcontracted design professionals, or other subcontractor(s) of any type, that are not duly licensed by all necessary and appropriate licensing authorities of the Commonwealth of Mass. Moreover, Owner shall be informed of the identity and qualifications of any subcon-tractor(s) proposed by Design/Builder to render any service under the Agreement between the parties and shall have the option of rejecting same.

3.1.3 The Design/Builder shall be responsible to the Owner for any and all acts and omissions of the Design/Builder's employees, agents, rep-resentatives or subcontractors and their agents and employees, and other persons, including the Architect and other design professionals, performing any portion of the Design/Builder's obligations under this Part 2 Agreement and Design/Builder shall defend, hold harmless and fully indemnify Owner from and against any and all claims, demands, damages, losses, liabilities, costs or expenses of whatever nature (including settlement costs and attorneys fees) arising out of or related to any and all claims by or on behalf of them, or arising out of or related to any of their acts or omissions.

3.2    BASIC SERVICES

3.2.1  The Design/Builder's Basic Services are described below and in Article
14.

3.2.2 The Design/Builder shall designate a representative authorized to act on the Design/Builder's behalf with respect to the Project.

3.2.3 The Design/Builder shall prepare detailed construction documents including drawings, specifications, and other documents and electronic data setting forth in detail the requirements for the construction of the Work ("Construction Documents"), which shall:

   1.  be consistent with the GMP Proposal;

   2.  provide information for the use of those in the building trades

The Construction Documents will be used in a formal, multiple bid procedure for all required subcontractors and equipment necessary to complete the Work whose value will exceed $10,000. The Owner may elect to continue the project without bidding due to schedule constraints. Any determination to omit formal bidding shall be made in writing to the Design Builder.

The Design Builder will only select bidders that have been reviewed and approved for their ability to complete the Work as well as their financial stability. The Owner may, at its discretion, approve all bidders prior to the commencement of the bidding procedure.

For Subcontracts

All returned bids will be reviewed and equalized based on the required Scope of Work and the lowest cost bid will be selected. If the Design Builder determines that the low bidder may have a negative effect on the outcome of the project or impair the Design Builder's ability to meet the requirements of this Agreement, the Design Builder may elect to use a bidder other than the low bidder. If the selected bidder is within 2.5% of the cost of the low bidder, this choice can be made without the approval of the Owner. If the selected bidder is higher than 2.5% of the cost of the low bidder, the Design Builder must receive the approval of the Owner.

For Purchase Orders (Equipment, etc.)

All returned bids will be reviewed and equalized based on the required Scope of Work and the lowest cost bid will be selected. The Owner may request the selection of an alternate bidder (i.e. not the lowest cost bid). If the Design Builder reasonably determines that the low bidder would likely have a negative effect on the outcome of the project or significantly impair the Design Builder's ability to meet the requirements of this Agreement, the Design Builder may elect to use a bidder other than the low bidder. If the selected bidder is within 2.5% of the cost of the low bidder, this choice can be made without the approval of the Owner. If the selected bidder is higher than 2.5% of the cost of the low bidder, the Design Builder must receive the approval of the Owner. The Design/Builder shall insure that in the event that it, or any of its subcontractors, is the named purchaser of any equipment, that all warranties with respect to such purchased equipment are passed through to Owner and that the Owner otherwise receives the benefit of other appropriate contractual provisions in the purchase agreement, including, among others, any intellectual property indemnifications relating to such equipment. Design/Builder hereby transfers all right, title and interest to the Owner of all equipment purchased hereunder by it for the benefit of the Owner and agrees to do whatever is necessary at any time to confirm Owner's ownership of any equipment purchased hereunder for the benefit of Owner by anyone.

3.2.4 The Design/Builder shall assist the Owner in filing documents required to obtain necessary approvals of government authorities having jurisdiction over the Project. Any documents required above and beyond the standard construction package will be supplied as additional services at the owner's request. The Design/Builder shall submit the application for the Building Permit.

3.2.5 Unless the Owner otherwise specifically agrees in writing to provide such the Design/Builder shall provide or cause to be provided and shall pay for all design services, labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.

3.2.6 The Design/Builder shall be responsible for all construction means, methods, techniques, sequences and procedures, and for coordinating all portions of the Work under this Part 2 Agreement.

3.2.7 The Design/Builder shall keep the Owner continually and appropriately informed of the progress and quality of the Work.

3.2.8 The Design/Builder, at its sole cost and expense, shall be responsible for correcting all Work that does not conform to the Contract Documents.

3.2.9 The Design/Builder warrants to the Owner that materials and equipment furnished under the Contract will be of good quality and new unless otherwise required or permitted by the Contract Documents, that the construction will be free from faults and defects, that all Work will be performed in a good and workmanlike manner and in accordance with those standards generally recognized in the profession and industry relevant to the applicable Work or service, and that the construction will conform with the requirements of the Contract Documents. Any Work, service or Construction not conforming to these requirements, including substitutions not properly approved by the Owner, shall be corrected in accordance with Article 9.

3.2.10 The Design/Builder shall pay all sales consumer, use, and similar taxes which had been legally enacted at the time the Design/Builder's GMP Proposal was first submitted to the Owner as well as all taxes on equipment purchased by the Design/Builder and on subcontractor prices unless a valid tax exemption certificate is supplied at the signing of this Part 2 Agreement. With the submission of a valid tax exemption certificate, only the sales taxes on direct equipment purchases shall be waived. The Design/Builder shall also secure and pay for building and other permits and governmental fees, licenses and inspections necessary for the proper execution and completion of the Work which are either customarily secured after execution of a contract for construction or are legally required at the time the Design/Builder's Proposal was submitted to Owner.

3.2.11 The Design/Builder shall comply with, and give all notices required by, all laws, ordinances, rules, regulations and lawful orders of public authorities relating to the Project.

3.2.12 The Design/Builder shall pay all royalties and license fees for patented designs, processes or products. The Design/Builder shall defend all suits or claims for infringement of any patent or other intellectual property rights and shall hold the Owner harmless from and indemnify the Owner against any and all loss on account thereof, but shall not be responsible for such defense or loss when, and to the extent, a particular design, process or product of a particular manufacturer is specifically required by the Owner. However, if the Design/Builder has reason to believe the use of a required design, process or product is an infringement of a patent or other intellectual property interest, the Design/Builder shall be responsible for such loss unless such information is promptly furnished to the Owner in writing.

3.2.13 The Design/Builder shall, at all times during construction, keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under this Part 2 Agreement. At the completion of the Work, the Design/Builder shall remove from the site all waste materials, rubbish, the Design/Builder's tools, construction equipment, machinery, and surplus materials and otherwise satisfactorily clean all Work area(s).

3.2.14 The Design/Builder shall notify the Owner when the Work or an agreed upon portion thereof is substantially completed. If the Owner concurs, the Design/Builder shall issue a Certificate of Substantial Completion which shall establish the Date of Substantial Completion, shall state the responsibility of each party for security, maintenance, heat, utilities, damage to the Work and insurance, shall include a list of items to be completed or corrected and shall fix the time within which the Design/Builder shall complete items listed therein. Disputes between the Owner and Design/Builder regarding the Certificate of Substantial Completion shall be resolved in accordance with provisions of
Article 10.

3.2.15 The Design/Builder shall maintain at the site at all times one record copy of the drawings and specifications, Change Orders and other modifications, in good order and regularly updated to record the completed construction. These shall be delivered to the Owner upon completion of construction.

3.2.16 Schedule

The Design/Builder shall perform the Work in accordance with the mutually agreed schedule attached as Exhibit C.

3.3    ADDITIONAL SERVICES

3.3.1 The services described in this Paragraph 3.3 are not included in Basic Services unless so identified in Article 14, and they shall be paid for by the Owner as provided in this Part 2 Agreement, in addition to the compensation for Basic Services. The services described in this Paragraph 3.3 shall be provided only if authorized or confirmed in writing by the Owner.

3.3.2 Making revisions in drawings, specifications, and other documents or electronic data when such revisions are required by the enactment or revision of codes, laws or regulations subsequent to the preparation of such documents or electronic data.

3.3.3 Providing consultation concerning replacement of Work damaged by fire or other cause not the fault of Design/Builder during construction, and furnishing services required in connection with the replacement of such Work.

3.3.4 Providing services in connection with a public hearing, arbitration proceeding or legal proceeding, except where the Design/Builder is a party thereto.

3.3.5 Providing coordination of construction performed by the Owner's own forces or separate contractors employed by the Owner, and coordination of services required in connection with construction performed and equipment supplied by the Owner.

3.3.6 Providing assistance in the utilization of equipment or systems such as preparation of operation and maintenance manuals, training personnel for operation and maintenance, and consultation during operation unless these services are provided for within the GMP Proposal.

                                    ARTICLE 4
                                      TIME

4.1 Unless otherwise indicated, the Owner and the Design/Builder shall perform their respective obligations as expeditiously as is consistent with reasonable skill and care and the orderly progress of the Project.

4.2 Time limits stated in the Contract Documents are of the essence. The Work to be performed under this Part 2 Agreement shall commence upon receipt of a notice to proceed unless otherwise agreed and, subject to authorized Modifications, Substantial Completion shall be achieved on or before the date established in Article 14.

4.3 Substantial Completion will be achieved at, or prior to, the time of issuance of a Certificate of Occupancy by the local municipal authority. Should the Certificate of Occupancy be delayed through no fault of the Design/Builder, Substantial Completion will be defined as the stage in the progress of the Work when the Work or designated portion thereof is sufficiently complete in accordance with the Contract Documents so the Owner can occupy or utilize the Work for its intended use.

4.4 Based on the Design/Builder's GMP Proposal, a construction schedule shall be provided consistent with Paragraph 4.2 above.

4.5 If the Design/Builder is delayed at any time in the progress of the Work directly by an act or neglect of the Owner, Owner's employees, or separate contractors employed by the Owner, or by changes ordered in the Work, or by labor disputes, fire, unusual delay in deliveries, adverse weather conditions not reasonably anticipatable, unavoidable casualties or other causes beyond the Design/Builder's control, or by delay authorized by the Owner pending arbitration, or by other causes which the Owner and Design/Builder agree may justify delay, then the Contract Time shall be reasonably extended.

                                    ARTICLE 5
                                    PAYMENTS

5.1    PROGRESS PAYMENTS

5.1.1 The Design/Builder shall deliver to the Owner itemized Applications for Payment that include copies of all invoices submitted to and approved by the Design/Builder from subcontractors, consultants and equipment suppliers. Applications for Payment will be delivered on or before the 5/th/ of each month, for the previous month's work. Additionally, the Design/Builder reserves the right to produce additional Applications for Payment if required.

5.1.2 Within thirty (30) days of the Owner's receipt of a properly submitted and correct Application for Payment, the Owner shall make payment to the Design/Builder of all undisputed sums.

5.1.3 The Application for Payment shall constitute a representation by the Design/Builder to the Owner that the design and construction have progressed to the point indicated, the quality of the Work covered by the application is in accordance with the Contract Documents, and the Design/Builder is entitled to payment in the amount requested.

5.1.4 Upon receipt of payment from the Owner, the Design/Builder shall promptly pay subcontracted design professionals and each contractor and subcontractor the amount to which each is entitled in accordance with the terms of their respective contracts and shall secure from each a duly signed Waiver of Liens document which shall be included with the Design/Builder's Application for Payment for the following month. The Design/Builder expressly acknowledges and agrees that failure to so include all necessary Waiver of Liens documents in its Application for Payment will cause any payment by Owner to be delayed until such Waivers of Lien are obtained.

5.1.5 The Owner shall have no obligation under this Part 2 Agreement to pay or to be responsible in any way for payment to the Architect, design professionals or a contractor, or subcontractor performing portions of the Work and the Design/Builder shall defend, indemnify and hold harmless Owner from any claim(s) relating thereto.

5.1.6 Neither progress payment nor partial nor entire use or occupancy of the Project by the Owner shall constitute an acceptance of Work not in accordance with the Contract Documents.

5.1.7 The Design/Builder warrants that title to all construction, including any and all equipment or other material purchased by Design/Builder or any party and covered by an Application for Payment will pass to the Owner no later than the time of payment and Design/Builder shall defend, indemnify and hold Owner harmless from and against all loss or damage relating to any claims by a third party of an ownership interest in any such construction or equipment or other material for which Owner has made payment pursuant to an Application for Payment. The Design/Builder further warrants that upon submittal of an Application for Payment, all construction, Work or services for which payments have been received from the Owner shall be free and clear of liens, claims, security interests or encumbrances in favor of the Design/Builder or any other person or entity performing construction at the site or furnishing materials or equipment relating to the construction.

5.1.8 The parties agree that the Owner shall retain a sum equal to ten percent (10%) of the total cost of all work and services performed by Design/Builder hereunder as retainage, and shall deduct such amount on a pro rata basis from all Applications for Payment submitted by the Design/Builder.

5.1.9 At the time of payment by the Owner of Design/Builder's Final Application for Payment and subject to satisfactory completion of all of Design/Builder's obligations to Owner under this Part 2 Agreement and the Part 1 Agreement, the Owner shall release the retainage to the Design/Builder, if any, less the reasonable cost to correct or complete incorrect or incomplete Work. Final payment of such withheld sum shall be made upon correction or completion of such Work.

5.2    FINAL PAYMENT

5.2.1 Neither final payment nor amounts retained, if any, shall become due until the Design/Builder submits to the Owner: (1) an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the Owner or Owner's property might be responsible or encumbered (less amounts withheld by the Owner) have been paid or otherwise satisfied; (2) a certificate evidencing that insurance required by the Contract Documents to remain in force after final payment is currently in effect and will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to the Owner; (3) a written statement that the Design/Builder knows of no substantial reason that the insurance will not be renewable to cover the period required by the Contract Documents; (4) consent of surety, if any, to final payment; and (5) if required by the Owner, other data establishing payment or satisfaction of obligations, such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of the Contract, to the extent and in such form as may be designated by the Owner; (6) a complete set of "As-Built" drawings; (7) all written warranty and other documentation, including title documentation, relating to any equipment or material purchased hereunder; If a contractor or other person or entity entitled to assert a lien against the Owner's property refuses to furnish a release or waiver required by the Owner, the Design/Builder may furnish a bond satisfactory to the Owner to indemnify the Owner against such lien. If such lien remains unsatisfied after payments are made, the Design/Builder shall defend indemnify and hold harmless the Owner from all loss and cost, including reasonable attorneys' fees incurred as a result of such lien.

5.2.2 When the work has been completed in accordance with the Contract Documents, the Design/Builder will submit a final Application for Payment to the Owner. This payment will be due in thirty (30) days subject to satisfactory completion of all of Design/Builders' obligations to Owner.

    1. Within fourteen (14) days of the receipt of the Final Application for Payment, the Owner shall deliver to the Design/Builder an itemized list of items of the Work remaining to be completed. The Owner and Design/Builder will then jointly determine the value of the remaining Work items; however, in the event that the parties do not agree on the value of such items, the Owner shall reasonably and in good faith determine the value. The Owner shall withhold this amount from the final payment.

    2. At fourteen (14) day intervals, the Owner and Design/Builder will jointly review the Design/Builder's progress completing the remaining Work items. The Owner will immediately release payment to the Design/Builder for items accepted as complete by the Owner.

5.2.3 The making of final payment shall constitute a waiver of claims by the Owner except those arising from:

    1. liens, claims, security interests or encumbrances arising out of the Contract and unsettled;

    2. failure of the Work to comply with the requirements of the Contract Documents; or

    3. terms of special warranties required by the Contract Documents.

    4. any unknown or uncovered fact or circumstance for which Design/Builder has responsibility under its Part 1 and Part 2 Agreements with Owner.

5.2.4 Acceptance of final payment shall constitute a waiver of all claims by the Design/Builder except those previously made in writing and identified by the Design/Builder as unsettled at the time of final Application for Payment.

                                    ARTICLE 6
                       PROTECTION OF PERSONS AND PROPERTY

6.1 The Design/Builder shall be responsible for initiating, maintaining and providing supervision of all safety precautions and programs in connection with the performance of this Part 2 Agreement.

6.2 The Design/Builder shall take all reasonable precautions for the safety of, and shall provide all reasonable protection to prevent damage, injury or loss to: (1) employees on the Work and other persons who may be affected thereby; (2) the Work and materials and equipment to be incorporated therein, whether in storage on or off the site, under care, custody, or control of the Design/Builder or the Design/Builder's contractors; and (3) other property at or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal, relocation or replacement in the course of construction.

6.3 The Design/Builder shall give notices and comply with all applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on the safety of persons or property or their protection from damage, injury or loss.

6.4 The Design/Builder shall promptly remedy all damage and loss to property at the site caused in whole or in part by the Design/Builder, a contractor of the Design/Builder or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable.

                                    ARTICLE 7
                               INSURANCE AND BONDS

7.1    DESIGN/BUILDER'S LIABILITY
       INSURANCE

7.1.1 The Design/Builder shall purchase from and maintain during the term of this Agreement, and following its term as provided below, in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located and rated at least "A" by A.M. Best, such insurance as will protect the Design/Builder from claims set forth below which may arise out of or result from operations under this Part 2 Agreement by the Design/Builder or by a contractor of the Design/Builder, or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:

    1. claims under workers' compensation, disability benefit and other similar employee benefit laws that are applicable to the Work to be performed;

    2. claims for damages because of bodily occupational sickness or disease, or death of the Design/Builder's employees;

    3. claims for damages because of bodily injury, sickness or disease, or death of persons other than the Design/Builder's employees;

    4. claims for damages covered by usual personal injury liability coverage which are sustained (1) by a person as a result of an offense directly or indirectly related to employment of such person by the Design/Builder or (2) by another person;

    5. claims for damages, other than to the Work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom;

    6. claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle; and

    7. claims involving contractual liability insurance applicable to the Design/Builder's obligations under Paragraph 11.5.

The Design/Builder shall be protected by the following insurance program:

    1.    Workers Compensation and Employer's Liability $500,000

    2.    Comprehensive General Liability $5,000,000
          Bodily Injury per occurrence $1,000,000
          Property Damage per occurrence $1,000,000

    3.    Automobile Liability $1,000,000

    4.    Professional Errors & Omissions Liability Insurance $2,000,000

7.1.2 The insurance required by Subparagraph 7.1.1 shall be written for not less than limits of liability specified in this Part 2 Agreement or required by law, whichever coverage is greater. Coverages, whether written on an occurrence or claims- made basis, shall be maintained without interruption from date of commencement of the Work until date of final payment and termination of any coverage required to be maintained after final payment.

7.1.3 Certificates of Insurance acceptable to the Owner shall be delivered to the Owner immediately after execution of this Part 2 Agreement. These Certificates and the insurance policies required by this Paragraph 7.1 shall contain a provision that coverages afforded under the policies will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to the Owner. If any of the foregoing insurance coverages are required to remain in force after final payment, an additional certificate evidencing continuation of such coverage shall be submitted with the application for final payment. Information concerning reduction of coverage shall be furnished by the Design/Builder with reasonable promptness in accordance with the Design/Builder's information and belief. Such Certificates of Insurance shall name the Owner as an additional named insured and indicate that Design/Builder's insurance coverage is primary to any other valid and collectible insurance available to Owner.

7.2       OWNER'S LIABILITY INSURANCE

7.2.1 The Owner shall be responsible for purchasing and maintaining the Owner's usual liability insurance. Optionally, the Owner may purchase and maintain other insurance for self-protection against claims that may arise from operations under this Part 2 Agreement. The Design/Builder shall not be responsible for purchasing and maintaining this optional Owner's liability insurance unless specifically required by the Contract Documents

7.3       PROPERTY INSURANCE

7.3.1 Unless otherwise provided under this Part 2 Agreement, the Owner shall purchase and maintain, in a company or companies authorized to do business in the jurisdiction in which the principal improvements are to be located, property insurance upon the Work to the full insurable value thereof on a replacement cost basis without optional deductibles. Such property insurance shall be maintained, unless otherwise provided in the Contract Documents or otherwise agreed in writing by all persons and entities who are beneficiaries of such insurance, until final payment has been made or until no person or entity other than the Owner has an insurable interest in the property required by this Paragraph 7.3 to be insured, whichever is earlier. This insurance shall include interests of the Owner, the Design/Builder, and their respective contractors and subcontractors in the Work.

7.3.2 Property insurance shall be on an all risk policy form and shall insure against the perils of fire and extended coverage and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements. Coverage for other perils shall not be required unless otherwise provided in the Contract Documents.

7.3.3 If the Owner does not intend to purchase such property insurance required by this Part 2 Agreement and with all of the coverages in the amount described above, the Owner shall so inform the Design/Builder prior to commencement of the construction. The Design/Builder may then effect insurance that will protect the interests of the Design/Builder and the Design/Builder's contractors in the construction, and by appropriate Change Order the cost thereof shall be charged to the Owner. If the Design/Builder is damaged by the failure or neglect of the Owner to purchase or maintain insurance as described above, then the Owner shall bear all reasonable costs properly attributable thereto.

7.3.4 Unless otherwise provided, the Owner shall purchase and maintain such boiler and machinery insurance required by this Part 2 Agreement or by law, which shall specifically cover such insured objects during installation and until final acceptance by the Owner. This insurance shall include interests of the Owner, the Design/Builder, the Design/Builder's contractors and subcontractors in the Work, and the Design/Builder's Architect and other design professionals. The Owner and the Design/Builder shall be named as additional insureds.

7.3.5 A loss insured under the Owner's property insurance shall be adjusted by the Owner as fiduciary and made payable to the Owner as fiduciary for the insureds, as their interests may appear, subject to requirements of any applicable mortgagee clause and of Subparagraph 7.3.10. The Design/Builder shall pay contractors their shares of insurance proceeds received by the Design/Builder, and by appropriate agreement, written where legally required for validity, shall require contractors to make payments to their subcontractors Subparagraph in similar manner.

7.3.6 If the Design/Builder requests in writing that insurance for risks other than those described herein or for other special hazards be included in the property insurance policy, the Owner may obtain such insurance, and the cost thereof shall be charged to the Design/Builder by appropriate Change Order.

7.3.7 The Owner and the Design/Builder waive all rights against each other and other design professionals, contractors, subcontractors, agents and employees, each of the other, for damages caused by fire or other perils to the extent covered by property insurance obtained pursuant to this Paragraph 7.3 or other property insurance applicable to the Work, except such rights as they may have to proceeds of such insurance held by the Owner as trustee. The Owner or Design/Builder, as appropriate, shall require from contractors and subcontractors by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated in this Paragraph 7.3. The policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

7.3.8 If required in writing by a party in interest, the Owner as trustee shall, upon occurrence of an insured loss, give bond for proper performance of the Owner's duties. The cost of required bonds shall be charged against proceeds received as fiduciary. The Owner shall deposit in a separate account proceeds so received, which the Owner shall distribute in accordance with such agreement as the parties in interest may reach, or in accordance with an arbitration award in which case the procedure shall be as provided in Article 10. If after such loss no other special agreement is made, replacement of damaged Work shall be covered by appropriate Change Order.

7.3.9 The Owner as trustee shall have power to adjust and settle a loss with insurers unless one of the parties in interest shall object in writing, within five (5) days after occurrence of loss to the Owner's exercise of this power; if such objection be made, the parties shall enter into dispute resolution under procedures provided in Article 10. If distribution of insurance proceeds by arbitration is required, the arbitrators will direct such distribution.

7.3.10 Partial occupancy or use prior to Substantial Completion shall not commence until the insurance company or companies providing property insurance have consented to such partial occupancy or use by endorsement or otherwise. The Owner and the Design/Builder shall take reasonable steps to obtain consent of the insurance company or companies and shall not, without mutual written consent, take any action with respect to partial occupancy or use that would cause cancellation, lapse or reduction of coverage.

7.4       LOSS OF USE INSURANCE

7.4.1 The Owner, at the Owner's option, may purchase and maintain such insurance as will insure the Owner against loss of use of the

Owner's property due to fire or other hazards, however caused. The Owner waives all rights of action against the Design/Builder for loss of use of the Owner's property, including consequential losses due to fire or other hazards, however caused.

                                    ARTICLE 8
                               CHANGES IN THE WORK

8.1       CHANGES

8.1.1 Changes in the Work may be accomplished after execution of this Part 2 Agreement, without invalidating this Part 2 Agreement, by Change Order, Construction Change Directive, or order for a minor change in the Work, subject to the limitations stated in the Contract Documents.

8.1.2 A Change Order shall be based upon written agreement between the Owner and the Design/Builder; a Construction Change Directive may be issued by the Owner without the agreement of the Design/Builder.

8.1.3 Changes in the Work shall be performed under applicable provisions of the Contract Documents, and the Design/Builder shall proceed promptly, unless otherwise provided in the Change Order, Construction Change Directive, or order for a minor change in the Work.

8.1.4 If unit prices are stated in the Contract Documents or subsequently agreed upon, and if quantities originally contemplated are so changed in a proposed Change Order or Construction Change Directive that application of such unit prices to quantities of Work proposed will cause substantial inequity to the Owner or the Design/Builder, the applicable unit prices shall be equitably adjusted.

8.2       CHANGE ORDERS

8.2.1 A Change Order is a written instrument prepared by the Design/Builder and signed by the Owner and the Design/Builder, stating their agreement upon all of the following:

    1.    a change in the Work;

    2.    the amount of the adjustment, if any, in the Contract Sum; and

    3.    the extent of the adjustment, if any, in the Contract Time.

8.2.2 If the Owner requests a proposal for a change in the Work from the Design/Builder and subsequently elects not to proceed with the change, a Change Order shall be issued to reimburse the Design/Builder for any costs incurred for estimating services, design services or preparation of proposed revisions to the Contract Documents directly and solely related to the requested change.

8.3       CONSTRUCTION CHANGE DIRECTIVES

8.3.1 A Construction Change Directive is a written order prepared and signed by the Owner, directing a change in the Work prior to agreement on adjustment, if any, in the Contract Sum or Contract Time, or both. The following members of the Owner's team are authorized to issue a Construction Change Directive:

    1.    Mykrolis Project Manager

    2.    Mykrolis Vice President

8.3.2 Except as otherwise agreed by the Owner and the Design/Builder, the adjustment to the Contract Sum shall be determined on the basis of reasonable expenditures and savings of those performing the Work attributable to the change, including the expenditures for design services and revisions to the Contract Documents. In case of an increase in the Contract Sum, the cost shall include an allowance for overhead and profit as stipulated in Article 13.1.1.3. In such case, the Design/Builder shall keep and present an itemized accounting together with appropriate supporting data for inclusion in a Change Order. Unless otherwise provided in the Contract Documents, costs for these purposes shall be limited to the following:

    1. costs of labor, including social security, old age and unemployment insurance, fringe benefits required by agreement or custom, and workers' compensation insurance;

    2. costs of materials, supplies and equipment, including cost of transportation, whether incorporated or consumed;

    3. Rental costs of machinery and equipment exclusive of hand tools, whether rented from the Design/Builder or others;

    4. costs of premiums for all bonds and insurance permit fees, and sales, use or similar taxes;

    5. additional costs of supervision and field office personnel directly attributable to the change; and fees paid to the Architect, engineers and other professionals.

8.3.3 Pending final determination of cost to the Owner, amounts not in dispute may be included in Applications for Payment. The amount of credit to be allowed by the

Design/Builder to the Owner for deletion or change which results in a net decrease in the Contract Sum will be actual net cost. When both additions and credits covering related Work or substitutions are involved in a change, the allowance for overhead and profit shall be figured on the basis of the net increase, if any, with respect to that change.

8.3.4 When the Owner and the Design/Builder agree upon the adjustments in the Contract Sum and Contract Time, such agreement shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order.

8.5       CONCEALED CONDITIONS

8.5.1 If conditions are encountered at the site which are (1) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the Contract Documents, or (2) unknown physical conditions of an unusual nature which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, then notice by the observing party shall be given to the other party promptly before conditions are disturbed and in no event later than 60 days after first observance of the conditions. The Contract Sum shall be equitably and reasonably adjusted for such concealed or unknown conditions by Change Order agreed to by Owner in writing upon claim by either party made within 60 days after the claimant becomes aware of the conditions.

8.6       REGULATORY CHANGES

8.6.1 The Design/Builder shall be compensated for changes in the construction necessitated by the enactment or revisions of codes, laws or regulations subsequent to the submission of the Design/Builder's Proposal.

8.6.2 The Owner will compensate the Design/ Builder for costs associated with satisfying any requirements imposed by a municipal or governmental authority as a condition of project approval or issuance of building permits, when such requirements exceed the requirements of applicable promulgated codes or regulations or which represent an unusally conservative interpretation of such code or regulatory requirements as reasonably determined by Owner. A Change Order or Construction Change Directive as described in Article 8 of this Agreement will be executed for all such Changes in the Work.

                                    ARTICLE 9
                               CORRECTION OF WORK

9.1 The Design/Builder shall promptly correct, repair or replace, as necessary, any Work or service rejected by the Owner or known by the Design/Builder to be defective or failing to conform to the requirements of the Contract Documents, whether observed before or after Substantial Completion and whether or not fabricated, installed or completed. The Design/ Builder shall bear all costs of correcting repairing or replacing such rejected Work or service.

9.2 If, within one (1) year from the date of Application for Final Payment, the Work is found to be not in accordance with the requirements of the Contract Documents, the Design/ Builder shall correct it promptly after written notification from the Owner, at Design/Builder's sole cost and expense. This provision applies only to work performed by the Design/Builder and not to equipment supplied either directly by the Design/Builder or its subcontractors.

9.2.1 If, within one year from the date of Application for Final Payment, any equipment supplied by the Design/Builder or its subcontractors is found to have a manufacturing defect or has failed in some way, the Design/Builder, at its cost, will assist the Owner in enforcing the manufacturers original warranty. These services will include applying for warranty coverage with the manufacturer, preparation of required documents and instructions, arranging for installation or repair personnel, and inspecting and repair or replacement work on the Owner's behalf. The Owner is responsible for any other costs to complete warranty repairs that are not covered in the manufacturers original warranty. Nothing contained in this paragraph shall relieve the Design/Builder from its responsibility and obligation to have effectively passed through to the Owner all warranties for equipment and material purchased by the Design/Builder or any subcontractor on behalf of the Owner.

9.3 Nothing contained in this Article 9 shall be construed to establish a period of limitation with respect to other obligations which the Design/Builder might have under the Contract Documents. Establishment of the time period of one
(1) year as described in Subparagraph 9.2 relates only to the specific obligation of the Design/Builder to correct the Work, and has no relationship to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Design/Builder's liability with respect to the Design/Builder's obligations other than specifically to correct the Work.


9.4 If the Design/Builder fails to correct nonconforming Work as required, or fails at any time to carry out Work in accordance with the Contract Documents and with safety and diligence, the Owner, by written order signed personally or by an agent specifically so empowered by the Owner in writing, may order the Design/Builder immediately to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the Owner's right to stop the Work shall not give rise to a duty on the part of the Owner to exercise the right for benefit of the Design/Builder or other persons or entities and shall not relieve the Design/Builder in any way from any obligation which it has under the Agreement.

9.5 If the Design/Builder defaults or neglects to carry out the Work in accordance with the Contract Documents and fails within seven (7) days after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness and to fully correct such default or neglect within twenty-one (21) days after receipt of such written notice, without prejudice to any other remedies the Owner may have, the Owner may terminate this Agreement and all of its obligations under it for cause, or correct such deficiencies itself. In the case the Owner elects to correct such deficiencies itself, an appropriate Change Order shall be issued deducting from payments then or thereafter due the Design/Builder, the costs of correcting such deficiencies. If the payments then or thereafter due the Design/Builder are not sufficient to cover the amount of the deduction, the Design/Builder shall pay the difference to the Owner.

                                   ARTICLE 10
                              DISPUTE RESOLUTION -
                            MEDIATION AND ARBITRATION

10.1 Subject to the terms of Article 10.2 below, claims, disputes or other matters in question between the parties to this Part 2 Agreement arising out of or relating to this Part 2 Agreement or breach thereof shall be subject to and decided by arbitration. Such arbitration shall be conducted in accordance with the Arbitration Rules of the American Arbitration Association currently in effect.

10.2 In addition to and prior to arbitration, the parties shall first endeavor to settle all disputes by a meeting of their respective management. If the parties management do not agree within thirty (30) calendar days after reference of the matter to them, then the dispute shall be finally settled by arbitration as provided herein. The board of arbitrators shall be composed of three arbitrators. Each party shall appoint one arbitrator. The two arbitrators so designated shall designate the third arbitrator. If any party fails to choose an arbitrator within thirty (30) days after notice of commencement of arbitration, the American Arbitration Association shall, upon request of either party, appoint the arbitrator or arbitrators to constitute or complete the panel as the case may be. The arbitration shall be held in Boston Massachusetts.

10.3 Demand for arbitration shall be filed in writing with the other party to this Part 2 Agreement and with the American Arbitration Association. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of repose or limitations.

10.4. No arbitration arising out of or relating to this Part 2 Agreement shall include, by consolidation, joinder or in any other manner, an additional person or entity not a party to this Part 2 Agreement, except by written consent containing a specific reference to this Part 2 Agreement signed by the Owner, the Design/ Builder and any other person or entities sought to be joined. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of any claim, dispute or other matter in question not described in the written consent or with a person or entity not named or described therein. The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by the parties to this Part 2 Agreement shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof.

10.5 The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

10.6. Each party shall bear the cost of its own attorneys fees incurred in an arbitration proceeding and the arbitrators may not require one party to pay another party's costs, expenses, or attorney's fees.

10.7 No provision of this section shall limit the right of any party to an arbitration proceeding hereunder to exercise self-help remedies such as set-off, foreclosure or sale of any collateral or security, filing a notice of lien, or obtaining provisional or ancillary relief from a court with jurisdiction, including attachment or injunctive relief, either before, during or after the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not constitute a waiver by any party to seek arbitration hereunder.

                                   ARTICLE 11
                            MISCELLANEOUS PROVISIONS

11.1 Unless otherwise provided, this Part 2 Agreement shall be governed by the law of the Commonwealth of Massachusetts without regard to its Conflict of Laws principles.

11.2      SUBCONTRACTS

11.2.1 If the Owner elects in writing to forego the formal bidding process as provided at Article 3, the Design/Builder, as soon as practicable after execution of this Part 2 Agreement, shall furnish to the Owner in writing the names of the persons or entities the Design/Builder will engage as contractors for the Project. At the Owner's request, the Design/Builder shall disclose to the Owner all bids, subcontracts and invoices executed for the Project.

11.3      WORK BY OWNER OR OWNER'S CONTRACTORS

11.3.1 The Owner reserves the right to perform construction or operations related to the Project with the Owner's own forces, and to award separate contracts in connection with other portions of the Project or other construction or operations on the site. If the Design/Builder claims that delay or additional cost is involved solely and directly because of such action by the Owner, the Design/Builder shall assert such claims as provided in Subparagraph 11.4.

11.3.2 The Design/Builder shall afford the Owner's separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities and shall connect and coordinate the Design/Builder's construction and operations with theirs as required by the Contract Documents.

11.3.3 Costs caused by delays or by improperly timed activities or defective construction shall be borne by the party responsible therefor.

11.4      CLAIMS FOR DAMAGES

11.4.1 If either party to this Part 2 Agreement suffers injury or damage to person or property because of an alleged act or omission of the other party, of any of the other party's employees or agents, or of others for whose acts such party is legally liable, written notice of such injury or damage, whether or not insured, shall be given to the other party within a reasonable time not exceeding 21 days after first observance. The notice shall provide sufficient detail to enable the other party to investigate the matter. If a claim of additional cost or time related to this claim is to be asserted, it shall be filed in writing.

11.5      INDEMNIFICATION

11.5.1 To the fullest extent permitted by law, the Design/Builder shall defend, indemnify and hold harmless the Owner, Owner's consultants, and agents and employees of any of them from and against any and all claims, damages, losses and expenses, including but not limited to attorneys' fees, arising out of or resulting from performance of the Work or any activities by Design/Builder in connection with this Part 2 Agreement, but only to the extent caused in whole or in part by the negligent acts or omissions of the Design/Builder, anyone directly or indirectly employed by the Design/Builder or anyone for whose acts the Design/Builder may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder. Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity contained herein or which would otherwise exist as to a party or person described in this Paragraph 11.5.

11.5.2 In claims against any person or entity indemnified under this Paragraph 11.5 by an employee of the Design/Builder, anyone directly or indirectly employed by the Design/Builder or anyone for whose acts the Design/Builder may be liable, the indemnification obligation under this Paragraph 11.5 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Design/Builder under workers' compensation acts, disability benefit acts or other employee benefit acts.

11.6      SUCCESSORS AND ASSIGNS

11.6.1 The Owner and Design/Builder, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Part 2 Agreement and to the partners, successors and assigns of such other party with respect to all covenants of this Part 2 Agreement. Neither the Owner nor the Design/Builder shall assign this Part 2 Agreement without the written consent of the other. The Owner may assign this Part 2 Agreement to any institutional lender providing construction financing, and the Design/Builder agrees to execute all consents reasonably required to facilitate such an assignment. If either party makes such a permitted assignment, that party shall nevertheless remain legally responsible for all of its obligations under this Part 2 Agreement, unless otherwise agreed by the other party.

11.7      TERMINATION OF PROFESSIONAL DESIGN SERVICES

11.7.1 Prior to termination of the services of the Architect or any other design professional designated in this Part 2 Agreement, the Design/Builder shall identify to the Owner in writing another architect or other design professional with respect to whom the Owner has no reasonable objection, who will provide the services originally to have been provided by the Architect or other design professional whose services are being terminated.

11.8      EXTENT OF AGREEMENT

11.8.1 This Part 2 Agreement represents the entire agreement between the Owner and the Design/Builder and supersedes prior negotiations, representations or agreements, either written or oral. This Part 2 Agreement may be amended only by written instrument and signed by both the Owner and the Design/Builder.

                                   ARTICLE 12
                          TERMINATION OF THE AGREEMENT

12.1      TERMINATION BY THE OWNER

12.1.1 This Part 2 Agreement may be terminated by the Owner upon 14 days' written notice to the Design/Builder in the event that the Project is abandoned by the Owner. If such termination occurs, the Owner shall pay the Design/ Builder for Work completed and for reasonable and proven loss sustained upon materials, equipment, tools, and construction equipment and machinery, including a reasonable profit on the Work, but excluding any profit on materials, equipment, tools, equipment and machinery.

12.1.2 If the Design/Builder defaults or fails or neglects to carry out the Work in accordance with the Contract Documents or fails to perform the provisions of this Part 2 Agreement, the Owner may give written notice that the Owner intends to terminate this Part 2 Agreement. If the Design/Builder fails to correct the defaults, failure or neglect within fourteen (14) days after being given notice, the Owner may without prejudice to any other remedy terminate this Agreement and the employment of the Design/Builder and take possession of the site and of all materials, equipment, tools and construction equipment and machinery thereon owned by the Design/Builder and finish the Work by whatever method the Owner may deem expedient. If the unpaid balance of the Contract Sum exceeds the expense of finishing the Work and all damages incurred by the Owner, such excess shall be paid to the Design/Builder. If the expense of completing the Work and all damages incurred by the Owner exceeds the unpaid balance, the Design/Builder shall pay the difference to the Owner. This obligation for payment shall survive termination of this Part 2 Agreement.

12.2      TERMINATION BY THE DESIGN/BUILDER

12.2.1 If the Owner fails to make payment of any undisputed sums when due, the Design/Builder may give written notice of the Design/Builder's intention to terminate this Part 2 Agreement. If the Design/Builder fails to receive payment of such undisputed sums within twenty-one (21) days after receipt of such notice by the Owner, the Design/Builder may give a second written notice and, seven (7) days after receipt of such second written notice by the Owner, may terminate this Part 2 Agreement and recover from the Owner payment for Work executed.

                                   ARTICLE 13
                              BASIS OF COMPENSATION

The Owner shall compensate the Design/Builder in accordance with Article 5, Payments, and the other provisions of this Part 2 Agreement as described below.

13.1    COMPENSATION

13.1.1 For the Design/Builder's performance of the Work as described in Paragraph 3.2 and as illustrated in the Contract Documents, and including any other services listed in Article 14 as part of Basic Services, the Owner shall pay the Design/Builder in current funds: a sum guaranteed not to exceed $9,617,690 (Nine Million, Six Hundred Seventeen Thousand, Six Hundred and Ninety Dollars) ("Guaranteed Maximum Price").

    1. The Guaranteed Maximum Price includes the "Cost of the Work" as defined below at paragraph 2, the "Design/Builder's Fee" as defined below at paragraph 3, and the "Contingency Account" as defined below at paragraph 4, and otherwise represents the total cost of the Project to the Owner with the exception of Changes Orders or Change Directives issued in accordance with Article 8 and approved by the Owner in writing.

    2. The term Cost of the Work means all costs necessarily incurred by the Design/Builder for the proper performance of the Work as contemplated by the Contract Documents including, but not be limited to, design and engineering fees; labor costs; cost of the subcontracted work; costs of materials and equipment incorporated into the completed construction; the cost of temporary facilities, materials and equipment; insurance and bond premiums; fees and assessments for licenses or inspections; royalties; and professional and administrative costs. The Design/Builder will disclose to the Owner the results of all bids for work and shall execute contracts and purchase orders with the Owner's participation.

    3. The Design/Builder's Fee is $544,398 (Five Hundred Forty Four Thousand, Three Hundred and Ninety Eight Dollars). The Design/Builder's Fee is fixed and shall not be reduced even if the Work is completed for an amount lower than the Guaranteed Maximum Price. The Design/Builder's Fee shall be paid to the Design/Builder in proportion with the overall completion of the design and the construction of the Work. The Design/Builder shall also be paid a Fee of six percent (6%) of the total cost of all Changes in the Work executed pursuant to Article 8.

    4. The Design/Builder's Contingency Account is $597,572 (Five Hundred Ninety-Seven Thousand, Five Hundred Seventy Two Dollars). The Design/Builder may utilize the funds in the Contingency Account to design and construct any Work that is required by the accepted Project Program, but which, for any reason, was not included or correctly described in the Contract Documents and /or the GMP Proposal. The Design/Builder may, at its sole discretion, expend any of the funds contained in the Contingency Account to ensure that the Work is completed as required by the Project Program and the Contract Documents; however, the Design/Builder shall promptly give the Owner written notification of any amounts expended and the purpose of the expenditure. In no event shall the Contingency Account be utilized to pay for changes in the scope of the Work that result from deviations from the accepted Project Program or Contract Documents.


13.1.2 The difference between the Guaranteed Maximum Price as described in Paragraph 13.1.1, adjusted by the cost of any Changes in the Work approved pursuant to Article 8, and the actual Cost of the Work plus the Design/Builder's fee, shall be returned to the Owner in full. This calculation is done on the aggregate of the Guaranteed Maximum Price. Individual line items in the submitted project budget cannot be calculated on an individual basis.

    1. The Design/Builder shall maintain financial records indicating the Cost of the Work and shall have available, for the Owner's review at all times, a final accounting of the Cost of the Work.

    2. The Owner may conduct, at its sole expense, an audit of the Design/Builder's final accounting. This audit shall be performed by an independent, fee based Certified Public Accountant ("accountant"), The Design/Builder shall make all financial records for the Project available for the Owner's and the accountant's review.

    3. The Owner shall notify the Design/Builder, in writing, if the accountant retained by the Owner reports that the Cost of the Work is less than that claimed by the Design/Builder in its final accounting and the Design/Builder shall immediately pay the Owner all amounts overpaid. The Design/Builder shall be entitled to demand arbitration in connection with any amount it pays Owner as a result of such audit and the Design/Builder shall demand arbitration within thirty (30) days after the Design/Builder's payment to Owner.

                                   ARTICLE 14
                          OTHER CONDITIONS AND SERVICES

14.1 The Basic Services shall commence immediately upon Design/Builder's receipt of a signed authorization to proceed on Part 2 from the Owner and, subject to time adjustments authorized by a Change Order or Change Directive as required in Article 8 of this Agreement, and to force majeure delays not caused or controllable by the Design/Builder, Substantial Completion shall be achieved in accordance with the Schedule attached as Exhibit C which Exhibit is incorporated herein.

14.2      The Basic Services beyond those described in Article 3 are as follows:
None

14.3 Additional Services beyond those described in Article 3 are as follows: None

14.4 The Design/Builder shall submit an Application for Payment on the fifth (5th) day of each month.

14.5 The Design/Builder's Proposal includes the following documents: (List the documents by specific title and date; include any required performance and payment bonds.)

The GMP Proposal including Addendum thereto which is attached hereto as Exhibit B and incorporated herein.

The Part 1 Agreement including Addendum thereto which is attached hereto as Exhibit A and incorporated herein.

                                   Article 15

                                 CONFIDENTIALITY

                                 Confidentiality

15.1 This Agreement, its content, any corresponding documents, any and all information concerning Owner's business and its operations, whether in tangible form or otherwise, which Design/Builder learns in connection with performance of services under this Agreement, is confidential and proprietary information of Owner. Design/Builder agrees to maintain and keep all such information in confidence and not to disclose it to a third party or use such information for any purpose, except as authorized by Owner for the performance of this Agreement. Design/Builder shall require and insure that any subcontractor, agent, or representative of Design/Builder performing any services in connection with this Agreement has entered a written agreement with it to maintain Owner's information in confidence. Design/Builder shall return all confidential and proprietary information of Owner, and copies thereof, upon termination of this Agreement or upon request of Owner at any time.

This Agreement entered into as of the day and year first written above.


 /s/ Fred E. Faulkner                            /s/ Robert Hubert
------------------------                        --------------------------------
MYKROLIS CORPORATION                            SPEC PROCESS ENGINEERING &
                                                CONSTRUCTION INC.


BY:  Fred E. Faulkner                           BY: Robert Hubert
   ---------------------                           -----------------------------

TITLE: V.P. OPS                                 TITLE: President
      ------------------                              --------------------------

DATE:  10/24/02                                 DATE:  7/22/02
      ------------------                             ---------------------------